Exhibit 99.1

National Interstate Corporation Reports 2012 Fourth Quarter and Full Year Results

•	Gross premiums written increased in 2012: fourth quarter up 37%, full year up 9%

•	2012 fourth quarter and full year net income trail last year

Richfield, Ohio, February 26, 2013 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2012 fourth quarter and full year. Net income per share, diluted of $0.42 for the 2012 fourth quarter decreased compared to the 2011 fourth quarter reflecting higher claims costs that were partially offset by net realized gain from investments. Net income per share, diluted of $1.75 for the 2012 full year also trailed 2011 as a result of lower underwriting profits that were partially offset by higher investment income and net realized gain from investments.

Gross premiums written increased 36.8% for the 2012 fourth quarter and 9.0% for the 2012 full year compared to the same 2011 periods reflecting growth in the alternative risk transfer (ART) and transportation components.

Earnings

Net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of our ongoing operations. The following table identifies such items and reconciles estimated net income to net income from operations, a non-GAAP financial measure that we believe is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011¹	2012	2011¹
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$6,015	$11,081	$29,990	$34,564
After-tax net realized gain from investments	2,065	996	4,042	2,910
After-tax impact from balance sheet guaranty for Vanliner	184	165	262	(1,926)

Net income	$8,264	$12,242	$34,294	$35,548

Net after-tax earnings from operations per share, diluted	$0.30	$0.57	$1.53	$1.77
After-tax net realized gain from investments per share, diluted	0.11	0.05	0.21	0.15
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	0.01	0.01	0.01	(0.10)

Net income per share, diluted	$0.42	$0.63	$1.75	$1.82

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Net after-tax earnings from operations include underwriting income and net investment income. After-tax realized gains from investments and the after-tax impact on underwriting results related to the balance sheet guaranty from the Vanliner Insurance Company acquisition are separately presented to better reflect the results related to ongoing business.

Underwriting Results:

Dave Michelson, President and Chief Executive Officer said, “Our underwriting results for the 2012 fourth quarter lagged the 2011 fourth quarter due to higher claims costs. Losses incurred from Superstorm Sandy and unfavorable development from prior year claims reduced 2012 fourth quarter net after-tax earnings from operations by approximately $.10 per share. Adverse claims development which is unusual for us, added less than one percentage point to the 2012 full year combined ratio.”

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011¹	2012	2011¹
Losses and loss adjustment expense ratio	76.4%	67.6%	74.4%	70.4%
Underwriting expense ratio	22.3%	24.5%	23.1%	24.0%

Combined ratio	98.7%	92.1%	97.5%	94.4%

These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business based on premiums earned of $0.6 million and $25.7 million for the 2011 fourth quarter and full year, respectively. There were no such premiums earned in 2012. See the attached Selected Financial Data for our consolidated GAAP ratios.

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Claims: The loss and loss adjustment expense (LAE) ratio for the 2012 fourth quarter of 76.4% increased approximately 2.5 percentage points due to unfavorable development from prior year claims and losses incurred from Superstorm Sandy. Excluding these items claims results were in line with the first three quarters of 2012. The higher 2012 fourth quarter loss and LAE ratio is also in sharp contrast to the unusually strong 2011 fourth quarter underwriting results in which the Company experienced low claims frequency and severity in its passenger transportation products as well as favorable development from prior year claims. The Company did not consider the claims from Superstorm Sandy to be material in relation to the industry losses caused by the storm. The 2012 fourth quarter loss and LAE ratio increased 1.3 percentage points due to the unfavorable development from prior year claims of $1.6 million which compared to $1.4 million of favorable development for the 2011 fourth quarter.

The loss and LAE ratio for the 2012 full year of 74.4% was elevated reflecting adverse claims including those related to several products for which underwriting actions have been taken as well as large claims in traditionally well performing products.

Underwriting Expenses: The underwriting expense ratios for the 2012 fourth quarter and full year improved compared to the same periods of 2011 and remained within the expected range. The Company’s quarterly underwriting expense ratios can vary based on the mix of business written but has remained relatively consistent for the past several years.

Investments:

Net investment income of $8.1 million for the 2012 fourth quarter was slightly below the 2011 fourth quarter while net investment income of $34.9 million for the 2012 full year was 14.3% above the 2011 full year. The higher full year investment income is attributable to the portfolio repositioning that occurred in the last half of 2011 when the Company took advantage of the steep yield curve and volatility in the fixed income sectors to reposition its portfolio into higher yielding investments. As expected, 2012 fourth quarter net investment income was below the prior 2012 quarters reflecting the continued low fixed income yields that are available for new investments. In addition, during the 2012 fourth quarter the Company sold investments to fund the special dividend paid to shareholders and to pay a portion of its outstanding debt, which adversely impacted net investment income for the quarter.

The Company realized a portion of the portfolio appreciation as reflected in the net realized gains on investments of $6.2 million for the 2012 full year including $3.2 million for the 2012 fourth quarter. Approximately 96% of the Company’s fixed income portfolio is rated NAIC 1 or 2 with an effective duration of 3.8 years. The fixed income quality improved slightly during the quarter as a result of sales being comprised of a higher proportion of non-investment grade fixed income securities. The relative high quality and short duration of the fixed maturity portfolio and the current low interest rate environment contributed to an unrealized gain of $48.7 million or 5.2% of the amortized cost at December 31, 2012. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	December 31, 2012
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S government and agencies	$112,097	$7,139
Foreign government	5,660	73
State and local government	361,826	17,166
Mortgage backed securities	242,299	8,169
Corporate obligations	207,211	11,950
Other debt obligations	11,428	107
Preferred redeemable securities	4,231	96

Total fixed maturities	$944,752	$44,700

Equity securities	$31,177	$3,967

Total fixed maturities and equity securities	$975,929	$48,667

Gross Premiums Written

Mr. Michelson commented, “We are very pleased with our gross premiums written for the 2012 fourth quarter. We were successful in writing two new national accounts in our Alternative Risk Transfer (ART) component and the improving competitive landscape in the commercial insurance markets is beginning to have an impact.”

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$91,925	58.6%	$62,542	54.6%
Transportation	48,136	30.7%	36,358	31.7%
Specialty Personal Lines	11,353	7.2%	10,644	9.3%
Hawaii and Alaska	3,419	2.2%	3,465	3.0%
Other	2,008	1.3%	1,645	1.4%

Gross premiums written	$156,841	100.0%	$114,654	100.0%

	Year Ended December 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$316,114	55.2%	$285,352	54.2%
Transportation	180,786	31.5%	162,870	30.9%
Specialty Personal Lines	51,026	8.9%	53,729	10.2%
Hawaii and Alaska	18,383	3.2%	18,137	3.5%
Other	7,161	1.2%	6,225	1.2%

Gross premiums written	$573,470	100.0%	$526,313	100.0%

The Company experienced top line growth of 36.8% in the 2012 fourth quarter, contributing to an increase of 9.0% in 2012 full year gross premiums written compared to the same periods in 2011.

Alternative Risk Transfer: The ART component grew 47.0% for the 2012 fourth quarter which moved the year-to-date gross premiums written for the component 10.8% ahead of the 2011 full year. The 2012 fourth quarter growth in the ART component is attributable primarily to new national account business as well as increasing rates which were partially offset by declines related to certain program business that is in run-off. National account business is comprised of larger entities for which the Company designs customized alternative risk programs. Due to their relative size, new national accounts are often in the pipeline for multiple periods and can cause lumpiness in quarterly gross premiums written.

Transportation: The Transportation component grew 32.4% in the 2012 fourth quarter primarily due to growth in the truck and moving and storage products. These products also contributed to the 11.0% growth in this component for the 2012 full year. In 2012, the transportation products benefitted from rate increases with increasing magnitude during the year and product extensions.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component increased 6.7% in the 2012 fourth quarter. For the 2012 full year gross premiums are down 5.0% compared to 2011 as a result of underwriting and pricing actions related to the commercial vehicle product and a trend towards purchasing direct versus through agents for the recreational vehicle product.

Hawaii and Alaska: Gross premiums written for the 2012 fourth quarter and full year were flat compared to the same periods last year, respectively, which is as expected.

Summary Comments

“We continually talk about the potential variances in our quarter to quarter top and bottom line results,” stated Mr. Michelson. “The 2012 fourth quarter provided an example of such variances with unusual claims results that had an unfavorable impact on our earnings and new large customers that contributed to significant top line growth. As we head into 2013 we are expecting improvement in our underwriting results in part due to ongoing rate actions in our specialty personal lines products, underwriting actions taken on certain commercial lines businesses during the past two years and the improving commercial insurance rate environment. In addition, we hope to build on the 2012 top line momentum.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2012 fourth quarter and full year results on Wednesday, February 27, 2013 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)\

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011(c)	2012	2011(c)
Operating Data:
Gross premiums written	$156,841	$114,654	$573,470	$526,313

Net premiums written	$137,528	$96,465	$492,215	$442,200

Premiums earned	$121,975	$110,396	$458,049	$429,946
Net investment income	8,078	8,233	34,927	30,554
Net realized gains on investments (*)	3,177	1,533	6,219	4,477
Other	804	711	3,278	3,541

Total revenues	134,034	120,873	502,473	468,518
Losses and loss adjustment expenses	93,142	74,741	341,008	308,357
Commissions and other underwriting expenses	23,213	22,814	89,917	87,860
Other operating and general expenses	4,787	4,572	19,151	17,432
Expense on amounts withheld	994	1,182	3,953	3,910
Interest expense	357	131	615	298

Total expenses	122,493	103,440	454,644	417,857

Income before income taxes	11,541	17,433	47,829	50,661
Provision for income taxes	3,277	5,191	13,535	15,113

Net income	$8,264	$12,242	$34,294	$35,548

Per Share Data:
Net income per common share, basic	$0.42	$0.63	$1.76	$1.84
Net income per common share, assuming dilution	$0.42	$0.63	$1.75	$1.82

Weighted number of common shares outstanding, basic	19,524	19,383	19,446	19,371
Weighted number of common shares outstanding, diluted	19,653	19,522	19,579	19,491

Cash dividend per common share	$2.10	$0.09	$2.40	$0.36
(*) Consists of the following:

Realized gains before impairment losses	$3,673	$3,442	$7,129	$6,532

Total losses on securities with impairment charges	(472)	(2,665)	(886)	(2,811)
Non-credit portion recognized in other comprehensive income	(24)	756	(24)	756

Net impairment charges recognized in earnings	(496)	(1,909)	(910)	(2,055)

Net realized gains on investments	$3,177	$1,533	$6,219	$4,477

GAAP Ratios:
Losses and loss adjustment expense ratio	76.4%	67.7%	74.4%	71.7%
Underwriting expense ratio	22.3%	24.2%	23.1%	23.7%

Combined ratio	98.7%	91.9%	97.5%	95.4%

Return on equity (a)			9.8%	10.8%
Average shareholders’ equity			$351,422	$328,432

	At December 31,	At December 31,
	2012	2011(c)
Balance Sheet Data (GAAP):
Cash and invested assets	$1,054,792	$1,021,104
Reinsurance recoverable	174,345	199,081
Intangible assets	8,355	8,660
Total assets	1,570,224	1,523,378
Unpaid losses and loss adjustment expenses	775,305	776,576
Debt	12,000	22,000
Total shareholders’ equity	$353,948	$348,899
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$325,354	$331,832
Book value per common share, basic (at period end)	$18.07	$17.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$16.61	$17.11
Common shares outstanding at period end (b)	19,591	19,398

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At December 31, 2012 and December 31, 2011 there were 60,000 and 73,800, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.
(c)	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26